  Exhibit 10.138

MASTER SERVICES AGREEMENT
(For All CRO Services)

 This Master Services Agreement (this “Agreement”) is made as of the 11th day of July, 2017 (the “Effective Date”) by and between Cato Research Ltd., a North Carolina corporation headquartered at 4364 South Alston Avenue, Durham, North Carolina, USA 27713 (“CRL”), and VistaGen Therapeutics, Inc., a Nevada corporation headquartered at 343 Allerton Avenue, South San Francisco, California 94080, USA (“VistaGen”). Each of CRL and VistaGen may be referred to herein separately as a “Party” and collectively as the “Parties.” As used in this Agreement, “Affiliate(s)” means any corporation, firm, partnership, or other entity which controls, is controlled by or is under common control with a Party. For the purpose of this definition, “control” shall mean the power to direct, or cause the direction of, the management and policies of an entity through the ownership, directly or indirectly, of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity, by contract, or by ownership interest.

WHEREAS, VistaGen is engaged in the evaluation, development, commercialization and/or marketing of biologics, pharmaceutical agents, medical devices and/or other life sciences technologies (collectively, “Products”); and

WHEREAS, CRL is an independent contract research and development organization (“CRO”) providing a broad range of services relating to the evaluation, development, commercialization and marketing of new biologics, pharmaceutical agents, medical devices and/or other life sciences technologies; and

WHEREAS, VistaGen wishes to retain CRL, and CRL wishes to be retained by VistaGen, to assist VistaGen with certain aspects of the evaluation, development, commercialization or marketing of VistaGen Products or otherwise to provide certain regulatory or other strategic consulting services as specified by VistaGen from time to time; and

 NOW, THEREFORE, in consideration of the foregoing premises and the promises, benefits, rights, and obligations set forth below, the Parties agree as follows:

1.
Work Orders for CRO Services.

1.1
CRL shall provide CRO services to VistaGen, as requested by VistaGen from time to time in accordance with the terms of this Agreement (the “CRO Services”). Requested CRO Services may include any area of services customarily undertaken by CRL, including without limitation the areas of nonclinical development, clinical development, regulatory affairs, medical monitoring and pharmacovigilance or safety services.

1.2
Whenever VistaGen requests CRL to perform CRO Services, and CRL wishes to perform CRO Services requested by VistaGen, CRL shall prepare a Work Order, in a form acceptable to both Parties and containing, at a minimum, the CRO Services to be performed and the compensation to be paid by VistaGen for the CRO Services covered by the Work Order. It may also include any other requirements or obligations agreed upon by the Parties and not set forth herein. Each such Work Order, to be binding an effective on the Parties, shall be executed and delivered by the Parties before any CRO Services are rendered thereunder. If CRL submits a project proposal for CRO Services to VistaGen, and such project proposal is executed and delivered by both Parties with the expressed intent reflected in writing therein that it be performed as a Work Order, then it shall be deemed a Work Order for purposes of this Agreement. Each Work Order shall be deemed a part of this Agreement and incorporated into it, but no Work Order shall be deemed part of another Work Order, unless specifically so stated in the applicable Work Order executed and delivered by both Parties.

1.3
CRL shall not be obligated to perform, and VistaGen shall not be obligated to pay for, the CRO Services described in any proposal, draft work order or similar document unless and until such time as the Work Order related to such CRO Services has been signed and delivered by both Parties.

1.4
If the terms of a Work Order conflict with those of this Agreement, then the terms of this Agreement shall control unless otherwise specifically stated in the Work Order. If either Party sends a purchase order, confirmation, or similar form, then the terms of this Agreement and not those in such additional document shall control; the Parties agree that any additional or different terms in such form, now or in the future, are void even if the form indicates that it shall control.

1.5
Unless a Work Order specifies to the contrary, CRL may subcontract some or all of its obligations under such Work Order to an Affiliate provided that such Affiliate is bound by confidentiality obligations at least as protective of VistaGen’s confidential information as those in this Agreement. CRL shall be equally responsible for the performance of such Affiliate as CRL would be if it performed such obligations itself. CRL may use individuals engaged as independent contractors to perform CRO Services hereunder provided that CRL remains equally liable for their conduct as if they were employees. Except for such individuals and Affiliates, CRL shall not subcontract any of its obligations under a Work Order to a third party without Vistagen’s consent.

1.6
If a Work Order is unclear, ambiguous, or permits different understandings of the CRO Services to be performed, the Parties shall use good faith efforts to resolve such ambiguity in writing, it being understood that such resolution may result in an adjustment to the budgeted costs.

1.7
If the scope or definition of the CRO Services in a Work Order changes, including without limitation a change in the number of units of any CRO Services as specified in the budget for the applicable Work Order, and the additional cost of such additional CRO Services does not exceed the lesser of (x) ten percent (10%) of the budget for the CRO Services as set forth in the applicable Work Order or (y) $50,000, CRL will notify VistaGen of the changes and, upon VistaGen’s written authorization (which may be by email), will commence performance of the additional CRO Services without a formal Work Order amendment. CRL will thereafter formalize the changes by providing to VistaGen a formal amendment to the Work Order reflecting the authorized changes. The Parties shall then timely sign such amendment, but Vistagen shall nevertheless be obligated to pay for the changed CRO Services based on the previously- given authorization to proceed even if Vistagen does not sign the relevant amendment. With respect to changes requested in excess of the lesser of (x) ten percent (10%) of the applicable budget or (y) $50,000, neither party shall be obligated unless and until a prior written Work Order amendment is signed and delivered by the Parties.

1.8
The parties acknowledge that any change in regulations to which the CRO Services are subject may require an amendment to the relevant Work Order, and that some changes to regulations may render the underlying project economically or practically infeasible and, in such instances, the parties will work together to negotiate an appropriate amendment to the Work Order to wind-down the CRO Services efficiently.

1.9
Unless specifically included in an applicable Work Order, CRL will not collect or report to VistaGen any payments made which may be reportable under the Physicians Payment Sunshine Act. If collection and reporting obligations are specified in an applicable Work Order, CRL shall report the required information based no payments made by CRL, and CRL shall have no obligations with respect to any payments made by VistaGen; VistaGen shall aggregate its own information from all sources and make its report to the Centers for Medicare and Medicaid Services.

1.10
Subject to the terms of Section 1.7 or 1.8, a Work Order may only be amended in writing with the signature of both Parties.

2.
Performance of CRO Services.

2.1
CRL shall use commercially reasonable efforts to perform the CRO Services in accordance with the specifications, instructions, and guidelines in each Work Order and this Agreement in all material respects. CRL shall use its own protocols in the performance of CRO Services unless specified to the contrary in the applicable Work Order.

2.2
All CRO Services performed by CRL shall be performed in conformity with all applicable international, federal, state and local laws and regulations, including without limitation, as applicable, current Good Laboratory Practices, Good Manufacturing Practices, Good Clinical Practices, ICH Guidelines, and all applicable FDA regulations.

3.
VistaGen Obligations. VistaGen shall undertake the following obligations with respect to the performance of this Agreement, in addition to any other obligations outlined herein or in the applicable Work Order.

3.1
VistaGen shall use commercially reasonable efforts to deliver all information and materials reasonably required for CRL’s performance of CRO Services in accordance with mutually agreed upon timelines.

3.2
VistaGen shall immediately inform CRL of any safety concerns or serious adverse events related to a Product that is the subject of the CRO Services.

3.3
VistaGen shall use commercially reasonable efforts to not take any actions or participate in any activities that are intended to, or can be reasonably expected to, disrupt or interfere with CRL’s obligations under this Agreement.

3.4
CRL believes all data, information and analysis provided and all reports generated as Deliverables (as defined below) will be accurate and reliable, but VistaGen is ultimately and solely responsible for its use of the Deliverables or other matter or information produced or provided under this Agreement.

4.
Compensation.

4.1
VistaGen shall pay CRL for the CRO Services as specified in the Work Order governing such CRO Services. If travel time is not included in the applicable unit price on the Work Order, then it shall be billed as out of scope work time, with the understanding that, to the extent practical, travel time shall be used to perform CRO Services for VistaGen.

4.2
Unless otherwise specified in the applicable Work Order, VistaGen shall reimburse CRL for out-of-pocket expenses reasonably incurred in performance of the CRO Services under this Agreement including, but not limited to, third-party fees and expenses, passthrough expenses, telephone, facsimile, messenger, postage and other communication costs, document copying and retrieval, on-site and off-site storage fees, computer research fees and filing fees, reasonable transportation, lodging, and meal expenses for travel to sites away from CRL’s office, and travel between CRL offices (collectively, “Expenses”); provided however, that advanced written approval is required from VistaGen for any Expense which exceeds five hundred dollars ($500).

4.3
Invoices for CRO Services and Expenses shall be in United States dollars unless the Work Order related to such CRO Services or Expenses specifies a different currency shall be sent monthly, and shall itemize the CRO Services performed and Expenses incurred. VistaGen shall pay all invoices in the currency of the invoice within thirty (30) days of the date of the invoice via wire transfer, per wire instructions which shall be provided by CRL. In addition to paying the amount due with respect to CRO Services and Expenses, VistaGen shall also make additional payments for any federal, state, county, local or governmental taxes, duties, excise taxes, now or hereafter applied including sales tax, value added tax, or any similar tax. No deduction shall be made from the amount due or paid as a result of any taxes or withholding that may occur by governments with respect to payments made to CRL from outside the United States or as a result of any taxes paid by VistaGen. Except as specified in Section 4.4, payment shall be in the full amount specified on the invoice.

4.4
If VistaGen disputes the amount due on any invoice, then VistaGen must notify CRL of such dispute before the payment due date and pay such amount as is undisputed by the payment due date. Both Parties shall act in good faith to promptly resolve such dispute, and upon resolution of the dispute, any amount remaining due shall be paid within fifteen (15) days after the resolution.

4.5
If all or any undisputed portion of an invoice remains unpaid when due, then such unpaid portion shall accrue a finance charge of 1.25% per month from the date of the invoice until paid. For the avoidance of confusion, in calculating finance charges related to disputed invoices, an invoice (or portions thereof, as applicable) shall be deemed to have been due such that finance charges begin to accrue: (a) thirty (30) days after the date of the original invoice if the invoice is determined to have been correct; or (b) if the dispute relates to incomplete or incorrect work then fifteen (15) days after the date on which it is determined all obligations for payment of each disputed amount were met under the Work Order such that payment of such amount should have been made. VistaGen shall reimburse CRL on demand for all reasonable out-of-pocket costs and expenses CRL incurs in enforcing payment of an overdue invoice, including, without limitation, attorneys’ fees and expenses. Payments received from VistaGen by CRL on an overdue invoice shall be first applied to costs of collection, then to accrued interest, and then to the unpaid balance of the invoice. CRL may, in its discretion, allocate collection costs among any overdue invoices and apply any payments received against any overdue invoices.

4.6
Except as otherwise set forth herein, any and all payments made hereunder are nonrefundable.

5.
Term and Termination.

5.1
The term of this Agreement shall be five (5) years from the Effective Date and it shall automatically renew for additional one (1) year terms unless, at least sixty (60) days before the expiration of any term, a Party gives written notice to the other Party that it does not want to renew this Agreement; provided however, that if the term of a Work Order extends beyond the term of this Agreement, then this Agreement will continue in effect as to that Work Order (only) until the completion or termination of such Work Order and all wind-down CRO Services related to such Work Order.

5.2
Either Party may terminate a Work Order upon the other Party’s material default under this Agreement with respect to such Work Order, provided that the terminating Party has given the defaulting Party not less than thirty (30) days’ prior written notice of such default and the defaulting Party has not cured such default by the end of the notice period. Termination of a Work Order based on an uncured default does not give rise to the right to terminate any other Work Order or this Agreement.

5.3
Except with respect to Work Orders for clinical trials, either Party may terminate a Work Order at any time upon no less than thirty (30) days’ prior written notice to the other Party. With respect to Work Orders for clinical trials, only VistaGen may terminate at any time upon no less than sixty (60) days’ prior written notice to CRL.

5.4
Upon early termination of a Work Order, CRL shall invoice VistaGen and VistaGen shall pay CRL for all CRO Services rendered and Expenses incurred through the date of termination in accordance with Section 4 above. CRL’s compensation under any Work Order being paid on a fixed-fee basis or on any payment schedule which is other than either time-and materials or a unit-based budget, the Work Order shall be converted to a time-and-materials basis in accordance with CRL’s current rates, and CRL shall be paid for all CRO Services performed and Expenses incurred through the date of termination.

5.5
If VistaGen terminates a Work Order under Section 5.3 or CRL terminates a Work Order under Section 5.2, then, in addition to payments made under Section 5.4, then (a) VistaGen shall reimburse CRL for any and all non-cancelable obligations of CRL to third parties related to the terminated Work Order and (b) if the terminated Work Order relates to a clinical trial, then VistaGen shall pay CRL the Termination Fee (if any) for such Work Order, as described in Section 5.6.

5.6
The Termination Fee for a work order shall be computed as follows:

The Termination Fee shall be twenty-five percent (25%) of the estimated remaining unbilled amounts for CRO Services (but excluding any pass-through costs or or Expenses) under the Work Order if either:

(a)
the clinical trial to which the Work Order relates is terminated either in anticipation of or following a Change of Control (as defined below), or

(b)
Vistagen does not undertake a new clinical trial within three (3) months of the date of termination where, in connection with such trial, Vistagen enters into a new Work Order with CRL providing for similar services (in description, price and quantity) as specified in the original terminated Work Order.

As used above, a “Change of Control” means any event or series of events by which (a) any person or group of related persons acquires shares representing fifty percent (50%) of the outstanding voting power of VistaGen (b) any merger, share exchange or simiar transaction of VistaGen with another entity in which the holders of VistaGen shares representing the majority of the voting power of VistaGen (as measured before the relevant events) do not hold shares representing the majority of the voting power of the resulting entity (as measured after the resulting events); or (c) a sale of the assets of VistaGen to which the Work Order relates.

The Termination Fee shall be $0 if neither (a) nor (b), above, apply.

5.7
Upon early termination of a Work Order, CRL shall inform VistaGen of the extent to which it expects work in progress to be completed as of the termination date and CRL shall (unless otherwise instructed by VistaGen) take steps to wind-down work in progress in an orderly fashion. In addition to all other amounts payable to CRL, VistaGen shall pay CRL for such winddown CRO Services on a time-and-materials basis at CRL’s current rates for all reasonable and customary wind-down CRO Services performed and Expenses incurred by CRL. If VistaGen instructs CRL not to complete such wind-down CRO Services, CRL shall, upon notification of the termination of the Work Order, promptly cease providing CRO Services and incurring costs to the extent practicable. In any such event, VistaGen shall be deemed to have released CRL from all legal liability and to have covenanted not to sue CRL on any claims related to failure to perform and the failure to complete reasonable and customary wind-down CRO Services.

5.8
In addition to termination of this Agreement under Sections 5.1-5.3, at any time CRO Services under all Work Orders have been completed or terminated such that there is no request for CRO Services pending, either Party may terminate this Agreement by giving written notice of termination to the other Party.

5.9
The remedies set forth in this Section 5 are not meant to limit any additional remedies available to a Party for breach of this Agreement by the other Party.

6.
Suspension of CRO Services.

6.1
If VistaGen should, for any reason, suspend the CRO Services to be provided under any Work Order for a period of thirty (30) days, then at the end of such thirty (30) day period CRL may invoice VistaGen and VistaGen shall pay for all CRO Services which have been performed through the date of suspension which have not been invoiced previously. For any Work Order being paid on a unit-based budget basis, payment shall be made for each partially completed unit on a time-and-materials basis related to the CRO Services undertaken for each such unit. For any Work Order being paid on a fixed-fee basis or on any payment schedule which is other than either time-and-materials or a unit-based budget, all CRO Services performed shall be converted to a time-and-materials basis in accordance with CRL’s current rates and CRL shall be paid for all CRO Services performed and Expenses incurred through the date of suspension.

6.2
CRL may in its sole discretion suspend its performance of CRO Services if an undisputed invoice is sixty (60) days or more overdue, and CRL may refrain from resuming performance of CRO Services until all overdue undisputed invoices have been paid in full. If CRL should suspend the CRO Services pursuant to this Section 6.2, and in the further event that the suspension shall remain in place for a period of at least thirty (30) days, then at the end of such 30-day period, CRL may invoice VistaGen and VistaGen shall pay for all CRO Services which have been performed through the date of suspension which have not been invoiced previously in the same manner as set forth in Section 6.1.

6.3
Any CRO Services performed related to a Work Order, during a period when it is under suspension shall be invoiced on a time-and-materials basis at CRLS’s then-current rates.

6.4
Upon suspension of CRO Services, CRL may reassign its personnel assigned to the suspended Work Order unless a retainer fee in an amount to be agreed upon by the Parties at such time is paid in advance of each month during which VistaGen wishes to reserve the assigned personnel. Payment of such retainer will ensure CRL will not reassign the designated personnel such that they are unavailable to provide the CRO Services upon resumption of CRO Services.

6.5
If any suspension initiated continues for a period of ninety (90) days, then unless either a retainer is being paid pursuant to Section 6.4 or the Parties agree to the contrary, at the end of the 90-day period the Work Order shall be deemed terminated either by VistaGen without cause or by CRL with cause, as applicable, such that the terms of Section 5.5 shall apply.

6.6
The resumption of CRO Services after any suspension shall be subject to any additional costs which may be incurred as a result of the Work Order having been suspended and then restarted, including without limitation the training of new personnel if the retainer has not been paid for personnel to remain with the project.

7.
Confidential Information.

7.1
For purposes of this Section, the Party disclosing Confidential Information is known as “Disclosing Party” and the Party receiving information is known as “Receiving Party.” As applied to CRL, each of these terms shall include CRL and any applicable Affiliates within the definition.

7.2
"Confidential Information" means: (i) all information furnished by the Disclosing Party to the Receiving Party in tangible, visible, electronic or verbal form or by observation or by any other means, including, but not limited to, business plans, protocols, processes, samples, formulae, chemical entities, compounds, mixtures, prospective and current products, clinical data and analyses, test results, toxicology and pharmacology information, study procedures and manuals, pharmacy dispensing instructions, case report forms and their content, statistical reports, project management and staffing, manufacturing processes, nonpublished patent applications, financial data, forecasts and projections, proprietary software and database structures, research, “know-how,” technology under development, marketing information, agreements with or proprietary information of third parties, licensors and licensees and strategic partners, regardless of whether such disclosures are marked or otherwise designated as “Confidential”; and (ii) the terms and conditions of this Agreement, all proposals and requests for proposals (including those submitted to the Receiving Party prior to the date of this Agreement and marked as Confidential at the time of delivery), and the existence of the discussions between the Parties to which this Agreement pertains.

7.3
No information shall be within the above definition of Confidential Information if it:

(a) is generally known to the public at the time the Disclosing Party discloses it to any Receiving Party;

(b) becomes generally known to the public subsequent to the time of the Disclosing Party's disclosure to any Receiving Party without any fault or disclosure on the part of such Receiving Party;

(c) was known to any Receiving Party prior to the disclosure by the Disclosing Party, free of any obligation of confidence, as evidenced by such Receiving Party's written records;

(d) is independently developed by such Receiving Party without reference to or reliance on the Confidential Information as evidenced by Receiving Party’s written records;

(e) is, to such Receiving Party’s knowledge, rightfully communicated to it free of any obligation of confidence by anyone who is not a Party to this Agreement; or

(f) is communicated by the Disclosing Party free of any obligation of confidence to anyone that is not a Party to this Agreement.

By way of example and not limitation, information is not generally known to the public if it is not available without considerable research or if it can be primarily located in cached memories of materials otherwise deleted from internet sources. Notwithstanding the foregoing, specific Confidential Information shall not be deemed to be within any of the foregoing exclusions merely because it is within the scope of more general information within one or more of the exclusions. Further, any combination of Confidential Information (whether or not combined with nonconfidential information) shall not be deemed to be within the above exceptions merely because one or more individual items of Confidential Information are within the above exceptions. In furtherance but not limitation of the preceding sentence, any combination of items of Confidential Information shall not be deemed to fall within the foregoing exclusions merely because any or all of the items are published or otherwise in the rightful possession of the Receiving Party unless the combination itself and the principle of its use are published or otherwise in the rightful possession of the Receiving Party.

7.4
Receiving Party shall neither use nor reproduce Disclosing Party’s Confidential Information except as necessary for: (a) negotiations, discussions and consultations with the personnel or authorized representatives of Disclosing Party; or (b) for the purpose of performing its obligations under this Agreement. Upon completion of the obligations under this Agreement that use the Confidential Information, or upon termination of this Agreement, Receiving Party shall, when requested by Disclosing Party in writing, promptly return to Disclosing Party all of the Confidential Information provided by Disclosing Party, except that Receiving Party may retain one (1) copy for recordkeeping purposes and Receiving Party shall not be required to remove or destroy any Confidential Information contained on backup media as a result of systematic backups of Receiving Party’s computer system, provided that Receiving Party shall not access such backup media for the purpose of recovering the Confidential Information.

7.5
Receiving Party shall not disclose, without the prior written consent of Disclosing Party, any of Disclosing Party’s Confidential Information to any third party other than Receiving Party’s, and its Affiliates’, directors, officers, employees, agents and consultants, hospital or institution authorities, Institutional Review Board members, clinical investigators, and others who are involved in fulfilling Receiving Party’s obligations under this Agreement and who, in each case, (a) need to know such information for the purposes of performing such obligations and (b) are bound by obligations of confidentiality and non-use at least as restrictive as those set forth herein. With respect to the obligation in 7.5(b) it shall be deemed met as to disclosures by CRL of VistaGen’s confidential information if VistaGen has in place a nondisclosure agreement with the third party related to VistaGen’s Confidential Information. Receiving Party shall take commercially reasonable steps to prevent the disclosure or use of any such Confidential Information by Receiving Party’s, and its Affiliates’, directors, officers, employees, agents or consultants except as provided in this Agreement.

7.6
If any Disclosing Party’s Confidential Information is required to be disclosed by Receiving Party to any government or regulatory authority or court entitled by law to disclosure of the same, Receiving Party shall not, unless required by law, order, regulation or ruling, disclose Confidential Information until the Disclosing Party has first (a) received prompt written notice of such requirement to disclose and (b) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information required to be disclosed. The Receiving Party shall, at the expense of the Disclosing Party, provide the Disclosing Party with any reasonable assistance requested, and shall not oppose reasonable actions by the Disclosing Party to assure confidential treatment. If the Disclosing Party is unable to obtain such protective order or other appropriate remedy, the Receiving Party and its Representatives will furnish only that portion of the Confidential Information which it is legally required to furnish. Any disclosure of Confidential Information pursuant to this Section 7.6 shall not affect or lessen the Receiving Party’s obligations hereunder.

7.7
For purposes of this Agreement, the Parties hereby acknowledge and agree that, subject to the exceptions set forth in Section 7.3, this Agreement shall be considered VistaGen’s Confidential Information; provided however, that either Party may disclose the terms of this Agreement to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality, nondisclosure and nonuse thereof. Notwithstanding the foregoing, VistaGen may disclose the existence of this Agreement in its sole discretion.

7.8
Receiving Party’s obligations under this Section 7 shall terminate with respect to any Confidential Information of Disclosing Party five (5) years after the date of disclosure.

8.
Protected Health Information. The Parties recognize that the Federal Health Insurance Portability and Accountability Act of 1996 and implementing regulations (“HIPAA”) require written confidentiality agreements to protect the privacy and security of protected health information (as defined under HIPAA) that may be acquired in the course of performing this Agreement. The Parties agree to comply with HIPAA and other applicable laws and governmental regulations governing protected confidential health information. Under no circumstances shall VistaGen deliver to CRL any social security or other identification number issued to subjects/patients by any governmental agency as part of the data delivered to CRL under any Work Order.

9.
Ownership.

9.1
VistaGen shall own all right, title, and interest in and to all data, information, improvements, discoveries, inventions, printed materials, and other work product contained the Deliverable. To the extent not covered by the preceding sentence, and except as limited by Section 9.2, all copyrights, patents, trade secrets and other intellectual property rights associated with any ideas, conepts, techniques, inventions, processes or works of authorship included in the Deliverable shall be treated in the same manner as the deliverable and as specified in the previous sentence.. Upon request of VistaGen and at VistaGen's expense, CRL shall take such further actions, including execution and delivery of instruments of conveyance necessary to obtain legal protection in the United States and foreign countries for such Deliverable and for the purpose of vesting title thereto in VistaGen. As used herein, “Deliverable” shall mean reports, information or other matters which are physically delivered (whether in hard copy or electronically) to VistaGen in accordance with the terms of the Work Order. To the extent the Work Order requires CRL to undertake general consulting services pursuant to which CRL provides generic explanations or information, only such part of any deliverable which contains VistaGen-specific subject matter shall be deemed a Deliverable subject to the terms of this Section 9.1

9.2
Notwithstanding the foregoing Section 9.1, VistaGen acknowledges that within the scope of the business practices of CRL and its Affiliates, they possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual property and business assets, including forms, templates, analytical methods, protocols, procedures and techniques, computer technical expertise and software, independently developed or otherwise owned by CRL and its Affiliates and not specifically related to the Deliverables. In addition, during the course of performing or incidental to the CRO Services, CRL or its Affiliates may develop forms, templates, analytical methods, protocols, procedures and techniques, functions, computer code, database structures and other property that are not specific to the general functionality of the Deliverables, not specific to any Product unique to VistaGen, and which does not in its generic form rely on or otherwise incorporate any Confidential Information of VistaGen (collectively, the “Cato Property”). VistaGen and CRL agree that any Cato Property used, improved or modified by CRL or its Affiliates under or during the term of this Agreement shall be deemed Cato Property and owned solely by CRL or its Affiliates. If any Cato Property is incorporated into the Deliverables, then CRL hereby grants to VistaGen a fully paid-up, non-exclusive, perpetual worldwide license to use such Cato Property (without representation or warranty), to the extent reasonably necessary to use such Deliverables and to transfer rights to the VistaGen products or programs to which this Agreement relates.

9.3
CRL and its Affiliates shall be free to use and employ the general skills, knowhow, and expertise of their employees, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned by their employees and consultants during the course of any assignment, so long as they acquire and apply such information without disclosure of any Confidential Information of VistaGen and without any unauthorized use or disclosure of any Deliverable.

10.
Representations and Warranties.

10.1
CRL represents and warrants that CRL has the experience, capability, personnel and resources necessary to perform CRO Services under this Agreement and each Work Order in a commercially reasonable manner.

10.2
VistaGen represents and warrants that it has the ability to comply with and perform all financial obligations under this Agreement. VistaGen further represents and warrants that it owns or otherwise has all necessary rights in and to the Product and all intellectual property rights therein (including without limitation the patent rights in all Products) so as to permit use of the Product and such intellectual property by CRL as contemplated in each Work Order; no third party has any right to prevent or to claim a payment is due from CRL as a result of its use of any Product or of the intellectual property rights therein as contemplated in any Work Order.

10.3
Each Party represents and warrants that (a) it has the corporate power and authority to enter into and perform its obligations under this Agreement and any Work Order; and (b) entering into and performing this Agreement and any Work Order will not conflict with or result in a violation of any of the terms or provisions, or constitute a default under any of its organizational documents, any mortgage, indenture, lease, contract or other agreement or instrument binding upon it or by which any of its properties are bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it or its properties.

10.4
Except as set forth in this Section 10, CRL makes no warranty, either express or implied, including without limitation the warranties of merchantability, fitness for a particular purpose, title and non-infringement as to any matter, and further including but not limited to the CRO Services, results of CRO Services, any Deliverables or any other matter or information produced or provided under this Agreement. Without limiting the foregoing, CRL does not warrant, guarantee, or make any warranty regarding the use, or the results of the use, of the Deliverable, reports, analyses, documents, memoranda or any other matter or information produced or provided under this Agreement.

11.
CRL Personnel.

11.1
CRL shall be responsible for all aspects of the labor relations of the personnel undertaking the CRO Services including, but not limited to, wages, benefits, discipline, hiring, firing, promotions, pay raises, overtime, and job assignments. VistaGen shall have no power or authority in these areas. CRL shall ensure the payment of all contributions and taxes imposed by any federal or state governmental authority with respect to or measured by wages, salaries, or other compensation paid to persons employed to undertake the CRO Services.

11.2
VistaGen understands that the performance of CRO Services requires special skills, training and experience. VistaGen further understands that CRL and its Affiliates have expended considerable sums to train their personnel to perform the CRO Services requested by VistaGen from time to time under this Agreement, and CRL will give VistaGen access to experienced and highly skilled practitioners. When CRL or its Affiliates lose personnel, CRL or its applicable Affiliate incurs significant expenses in hiring and training his or her replacement. Accordingly, during the term of this Agreement and for a period of one (1) year after the termination or expiration of the last Work Order to terminate or expire under this Agreement, VistaGen agrees that it will not, without CRL’s prior written permission, solicit for employment (directly or indirectly) or hire as an employee or independent contractor any employee or independent contractor of CRL or its Affiliates who has participated in the performance of CRO Services under this Agreement. VistaGen acknowledges that any breach by VistaGen of this Section 11.2 shall cause substantial damages to CRL which are difficult to calculate including, but not limited to, costs of hiring and training replacement personnel, lost revenue and damage to CRL’s relationships with its other customers. Correspondingly, if VistaGen breaches this Section 11.2, VistaGen agrees that it shall pay CRL liquidated damages in an amount equal to the first-year annual guaranteed compensation (including base salary and any guaranteed bonus) of the hired person. ...

12.
Indemnification.

12.1
VistaGen shall indemnify, defend and hold harmless each CRL Indemnified Party from and against all Losses resulting from, related to or (as appropriate) alleging any CRL Indemnified Conditions. The foregoing indemnification obligations of VistaGen under this Section 12.1 shall not include any Losses incurred by CRL when, and to the extent that, such Losses result from or are related to (a) the negligence, intentional misconduct or intentional omission of the CRL Indemnified Party, (b) the breach of this Agreement by CRL, an Affiliate of CRL or any other person for whose actions CRL is liable under this Agreement or applicable law, or (c) the violation by CRL, its directors, officers, employees or agents of any applicable law, regulation or other government requirement where such violation was caused by the conduct of the relevant CRL Indemnified Party and where CRL is seeking indemnification due to such breach.

12.2
CRL shall indemnify, defend and hold harmless each VistaGen Indemnified Party from and against all Losses resulting from, related to or (as appropriate) alleging any VistaGen Indemnified Conditions. The foregoing indemnification obligations of CRL under this Section 12.2 shall not include any losses incurred by VistaGen when, and to the extent that, such Losses result or are related to (a) the negligence, intentional misconduct or intentional omission of the VistaGen Indemnified Party; (b) the breach of this Agreement by VistaGen, an affiliate of VistaGen, or any other person for whose actions VistaGen is liable under this Agreement or applicable law; or (c) the violation by VistaGen, its directors, officers, employees or agents, of any applicable law, regulation or other governmental requirement. Notwithstanding the foregoing, CRL shall not be liable for, and this Section 12.2 does not require CRL to provide indemnification with respect to, the actions or omissions of any third party which CRL hires (excluding Affiliates of CRL) at VistaGen’s request to provide services hereunder..

12.3
If an Indemnified Party receives notice of any claims for which the Indemnified Party wishes to seek indemnity under this Agreement, then the Indemnified Party shall promptly provide prompt written notice of the claim no later than thirty (30) calendar days following its notice of the claim to the Party required to provide indemnification by Section 12.1 or 12.2. The failure of an Indemnified Party to promptly provide such notice will not relieve the indemnifying Party of any indemnification responsibility under this Section 12, except to the extent, if any, that such failure materially prejudices the ability of the Indemnifying Party to defend such claims. The indemnifying Party shall have the right to control the defense or settlement of the claims with counsel of its own choosing provided that such counsel is reasonably acceptable to the Indemnified Party and provided further that the Indemnified Party will be entitled, at the Indemnified Party’s expense, to participate with its own counsel in such defense and settlement. The Indemnified Party shall at all times cooperate in the investigation and defense of such claims and promptly deliver to the indemnifying Party (or its counsel) such information related to the basis for the claims as the indemnifying Party (or its counsel) may reasonably request. If the indemnifying Party declines to assume defense of any claim, and it is later determined by a court of competent jurisdiction that such claim was eligible for indemnification under Section 12.1 or 12.2, as applicable, then within thirty (30) calendar days following such determination, the Indemnifying Party shall reimburse the Indemnified Party in full for all judgments, costs and expenses (including reasonable attorneys’ fees) incurred in connection with such claim. The indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party if such settlement: (a) materially diminishes any of the Indemnified Party’s rights under this Agreement and/or the Work Order or seeks to impose additional obligations on the Indemnified Party; or (b) arises out of or is a part of any criminal action, suit or proceeding or contains a stipulation or admission or acknowledgement of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the Indemnified Party.

12.4
Definitions. The following definitions apply in this Section 12:

(a)
“CRL Indemnified Party” means CRL and its Affiliates and the directors, officers, employees, consultants and agents of CRL and/or its Affiliates.

(b)
“VistaGen Indemnified Party” means VistaGen and its Affiliates and the directors, officers, employees, consultants and agents of VistaGen and/or its Affiliates.

(c)
“Indemnified Party” means either a CRL Indemnified Party or an VistaGen Indemnified Party.

(d)
“Losses” mean all liability, loss, costs, claims, damages, expenses, judgments, awards, and settlements, including (without limitation) actual attorneys’ fees and expenses, whether arising in tort or in contract, in law or in equity. arising from a claim brought by a third party, in response to any legal proceeding brought by a third party or occurring due to any contractual obligation to indemnify, defend and/or hold harmless any third party.

(e)
“CRL Indemnified Conditions” means:

(i)
the CRO Services;

(ii)
the use of Deliverables;

(iii)
any harm or bodily injury caused by any Product;

(iv)
the infringement of or use of any intellectual property right or proprietary right in relation to VistaGen’s Products, programs, procedures, materials, data, or other information used by, or on behalf of, or furnished by or on behalf of, VistaGen in connection with this Agreement or the provision of CRO Services under this Agreement;

(v)
the material breach of this Agreement by VistaGen or by any other person for whose actions VistaGen is liable under this Agreement or applicable law;

(vi)
the negligence, intentional misconduct or intentional omission of VistaGen or of any employee, contractor, agent or representative of VistaGen; or

(vii)
any request for deposition, documents or other information legally compelled including, without limitation, by subpoena or by agreement made in lieu of subpoena, in connection with VistaGen’s litigation, arbitration or other proceeding with any third party where CRL and/or any of its Affiliates are not also a party or in any investigation of VistaGen by any governmental authority.

(f) “VistaGen Indemnified Conditions” means:

(i)
the negligence, intentional misconduct or intentional omission of CRL or any employee, contractor, agent or representative of CRL;

(ii)
the material breach of this Agreement by CRL or any other person for whose actions CRL is liable under applicable law or this Agreement;

(iii)
the violation by CRL, its directors, officers, employees or agents, of applicable law, regulation or other governmental requirement;

13.
Insurance.

13.1
VistaGen shall maintain in full force and effect customary insurance coverage for all VistaGen Products, clinical trials or other projects related to the CRO Services, including, without limitation, products liability, general liability, and related insurance coverage with policy limits in an amount VistaGen’s senior management reasonably determines to be sufficient to support VistaGen’s indemnification obligations hereunder, but as of such date as VistaGen commences a clinical trial for which CRL or its Affiliates provide CRO Services, then in no event less than $5,000,000 per occurrence as it relates to clinical trials. Upon completing or otherwise terminating each clinical trial for which CRL provides CRO Services, VistaGen shall purchase and maintain a tail policy to cover claims first made and/or reported after completion of such clinical trial.

13.2
VistaGen’s insurance policy(ies) covering any clinical trial shall name CRL and its respective officers, directors and employees as additional named insureds with a broad form additional insured endorsement (acceptable in form and content to CRL) and shall indicate that the policy will not be canceled or changed until thirty (30) days after written notice of such cancellation or change is delivered to CRL. At CRL’s request, VistaGen shall provide CRL with an additional insured certificate and a copy of the additional insured endorsement from VistaGen’s insurance carrier.

13.3
CRL shall maintain in full force and effect, at no cost to VistaGen, customary insurance coverage for the CRO Services to be undertaken under each Work Order with policy limits in an amount CRL’s senior management reasonably determines to be commercially reasonable under the circumstances.

14.
Limitation of Liability.

14.1
VistaGen agrees that, regardless of the form of any claim, VistaGen’s sole remedy and CRL’s sole obligation with respect to any claims made related to or arising out of this Agreement shall be governed by this Section.

14.2
VistaGen’s remedies for defective performance by CRL under this Agreement shall be limited to, at CRL’s option, either: (a) correction of the non-conforming CRO Services, or (b) reimbursements of payments (excluding payments for Expenses) made by VistaGen to CRL for such non-conforming CRO Services under the applicable Work Order during the six (6) month period immediately preceding the event for which the claim is made.

14.3
CRL’s obligations for any reason other than as set forth in Section 14.2 shall not exceed the aggregate compensation paid to CRL for CRO Services actually performed during the rolling twelve (12) month period preceding the date on which notice of the claim is given under the Work Order to which the claim pertains; provided however, with respect to delivery of any notice of claim during the initial twelve (12) months of the applicable Work Order, such limitation shall be equal to the actual aggregate compensation paid to CRL during the first six months of such Work Order; and provided, further, with respect to delivery of any notice of claim following termination or expiration of this Agreement, such limitation shall be equal to the aggregate compensation paid to CRL during the final twelve (12) months of the applicable Work Order.

14.4
It is expressly agreed that in no event shall CRL, its Affiliates or anyone else who has been involved in the performance of this Agreement on behalf of CRL be liable for any indirect, consequential, incidental, special, punitive, or exemplary damages arising from any legal theory, even if such person had been apprised of the likelihood of such damages occurring. VistaGen agrees that, notwithstanding the applicable statute of limitations, it may not bring any claim against CRL more than one (1) year after the cause of action arose.

15.
Investigator and Other Third-Party Payments.

15.1
CRL shall, at VistaGen’s request in a Work Order, disburse payments to investigators, monitors, laboratories or other third parties contracted with VistaGen to provide services with respect to a clinical study for which CRL is providing CRO Services to VistaGen (each, a “Third-Party Contractor”). CRL will disburse all such payments (each, a “Third-Party Contractor Fee”) in accordance with the provisions of the agreement between VistaGen and the Third-Party Contractor (each, a “Third-Party Contractor Agreement”), a copy of which shall be provided to CRL prior to any payment being made. CRL will not unreasonably withhold any Third-Party Contractor Fee and will not impose additional restrictions on the terms of payment for the Third-Party Contractor Fee set forth in the Third-Party Contractor Agreement.

15.2
VistaGen shall provide CRL with the funds to pay each Third-Party Contractor Fee, plus any related administrative fee, prior to the date on which CRL is scheduled to disburse such Third-Party Contractor Fee. To the extent payments to any Third-Party Contractors are to be made in a currency other than U.S. dollars, then contrary to the terms of Section 4.3 to make payment in U.S. dollars, funds for each such payment shall be made by VistaGen in the currency in which the Third-Party Contractor Fee is to be paid. If VistaGen does not provide the funds to CRL, then CRL will not disburse such Third-Party Contractor Fee until it receives the funds, including any administrative fee, from VistaGen. In such event, VistaGen shall be deemed to have released CRL from all legal liability, and to have covenanted to indemnify and not to sue CRL on any claims related to failure to disburse or otherwise pay the Third-Party Contractor Fee. VistaGen agrees that CRL shall not have any liability to VistaGen with respect to payments made to any Third-Party Contractor in accordance with the terms of the applicable Third-Party Contractor Agreement, even if VistaGen would prefer such payment not be made unless VistaGen shall have notified CRL, which notification may be made by any reasonable means (which may include email, depending on the circumstances), prior to the time the payment is due not to make the payment. If VistaGen notifies CRL not to make any payment, VistaGen agrees to indemnify CRL with respect to any claims made against it by the Third-Party Contractor related to failure to disburse or otherwise pay the Third-Party Contractor Fee withheld in accordance with VistaGen’s instructions.

15.3
If VistaGen provides CRL with funds in excess of the total Third-Party Contractor Fees disbursed by CRL (plus any administrative fee for Third-Party Contractor Fees actually paid), then CRL shall prepare and send a reconciliation of such funds to VistaGen within ninety (90) days after the early termination or expiration of the Work Order under which such Fees were being disbursed. Any excess funds shall first be applied to undisputed amounts otherwise due to CRL hereunder, and then any remainder shall be refunded to VistaGen.

16.
Transfer of Responsibilities and Obligations.

16.1
If VistaGen, pursuant to a Work Order, requests that CRL enter into agreements with investigators, monitors, laboratories, storage facilities, clinical material manufacturers or shippers, or other third parties to provide services with respect to a clinical study for which CRL is providing CRO Services to VistaGen (each a “Third-Party Agreement”), then subject to CRL undertaking its obligations under each Third-Party Agreement (except as with respect to payment which is governed by Section 16.2), VistaGen will assume all obligations and liabilities under such Third-Party Agreement, including but not limited to all regulatory and legal obligations, and indemnify CRL for any claims made against CRL for any liability incurred by it as a result of the execution and delivery by CRL of such Third-Party Agreement(s). Notwithstanding the foregoing, the Parties shall establish a process for review of Third-Party Agreements before execution, which process shall generally include an agreement on the base form, information provided by VistaGen on parameters for changes, and consultation with VistaGen on significant issues outside the parameters. If a Work Order terminates (for any reason) before completion of the CRO Services specified therein and pursuant to that Work Order, CRL has entered into any Third-Party Agreements, CRL shall be free to terminate such Third-Party Agreements and VistaGen shall pay all termination fees or other liabilities owed by CRL or its Affiliates due to such termination.

16.2
VistaGen shall provide CRL with the funds to pay each Third-Party Agreement (the “Third-Party Fees”), plus any administrative fee, before the date on which CRL is scheduled to disburse each such Third-Party Fee. To the extent payments to Third Parties are to be made in a currency other than U.S. dollars, then contrary to the terms of Section 4.3, funds for each such payment shall be made by VistaGen in the currency in which the Third-Party Fee is to be paid. If VistaGen does not provide the funds to CRL before the scheduled payment date, then CRL will not disburse such Third-Party Fee until it receives the funds (including any administrative fee) from VistaGen. CRL shall have no liability to VistaGen with respect to payments made to any Third Party in accordance with the terms of a Third-Party Agreement, even if VistaGen would prefer such payment not be made unless VistaGen instructs CRL not to make the payment before CRL does so. If VistaGen fails to provide the required funds on a timely basis or notifies CRL to withhold or otherwise not pay any Third-Party Fees required to be paid under an applicable Third-Party Agreement, then VistaGen agrees to indemnify CRL with respect to any claims made against CRL by the Third Party for failure to make (or delay in making) the payment of the Third-Party Fees (including, but not limited to, charges for interest and late payment fees). If VistaGen provides CRL with funds in excess of the total Third-Party Fees disbursed by CRL (plus the administrative fee), then CRL shall prepare and send a reconciliation of such funds to VistaGen within ninety (90) days after the early termination or expiration of the Work Order under which such Third-Party Fees were being disbursed. Any excess Third-Party Fees shall first be applied to undisputed amounts otherwise due to CRL hereunder, and then any remainder shall be refunded to VistaGen.

16.3
Transfer of sponsor obligations with respect to any clinical trial may only be made pursuant to a Work Order, a signed Transfer of Sponsor Obligation form, and otherwise in accordance with 21 CFR 312.52 and other applicable laws and regulations.

17.
Audits, Inspections and Site Visits.

17.1
VistaGen and/or VistaGen’s representative may, during normal business hours and upon no less than two (2) weeks’ prior notice, meet with CRL or its applicable Affiliate(s) and their respective employees, consultants, and/or subcontractors engaged in the performance of CRO Services at CRL or at the location(s) of the facilities used to undertake the CRO Services to: (i) examine and inspect the facilities used for the performance of CRO Services, (ii) observe the progress of activities relating to the CRO Services; (iii) inspect and copy or have copied records, documents, information, data, and materials specifically relating to the CRO Services, and (iv) inspect and copy or have copied financial reports and other documents accounting for the fees, costs and expenses of the CRO Services.

17.2
CRL will, during regular business hours and on no less than two (2) weeks’ notice, permit a regulatory auditor to have access to CRL’s records pertaining to the CRO Services provided pursuant to this Agreement for the purpose of auditing and verifying such CRO Services.

17.3
CRL will, during regular business hours and on no less than two (2) weeks’ notice, permit a financial auditor to have access to CRL’s records pertaining to the CRO Services provided pursuant to this Agreement for the purpose of auditing and verifying the billing for such CRO Services.

17.4
At VistaGen’s reasonable request, CRL shall cooperate with any regulatory authorities and allow them to review and copy applicable records and data related to the CRO Services. If a request is made directly to CRL (or its applicable Affiliate(s)) by any regulatory authority to review records and data, or to contact, visit, or inspect CRL’s (or its applicable Affiliate’s or investigator’s) records and data, relating to any CRO Services or CRL’s (or its applicable Affiliate’s or investigator’s) performance of CRO Services, then CRL shall notify VistaGen as soon as practicable (unless prohibited by law) after such regulatory authority issues or gives to CRL (or any such of its applicable Affiliate(s) or investigator) any notice of intent to inspect, notice of inspection, notice of inspectional observations, warning letter, or other written communication concerning any CRO Services, and CRL shall provide VistaGen a copy thereof. To the extent permitted by law, prior to any submission to a regulatory authority of any response that may be required as a result of the inspection or visit, CRL (its applicable Affiliate(s) or investigator) shall provide VistaGen with the opportunity to review and comment on the proposed response.

17.5
All persons sent by VistaGen to undertake such visits, inspections or audits pursuant to Sections 17.1-17.3 shall be qualified by education, training, and experience, and shall be reasonably acceptable to CRL. The number, extent and frequency of such visits, inspections or audits shall be reasonable under the circumstances and normally shall not exceed one in every twelve (12) month rolling period. Unless such person is an employee of VistaGen, he or she shall report to VistaGen only those facts and conclusions determined as a result of the visit which are directly related to VistaGen’s interests. All information obtained from an audit shall be Confidential Information except as otherwise set forth in Section 7.3, above. Unless the visits, inspections and/or audits set forth in Sections 17.1-17.4 are specifically included in a Work Order, VistaGen shall, in addition to any other payment obligations under this Agreement, pay CRL, on a time-and-materials basis, at its current rates for the CRL or Affiliate personnel assigned to supervise or otherwise participate in or assist administratively with such audit, inspection or visit, including without limitation for any CRL or Affiliate personnel required to participate in it or meet with the regulatory inspectors.

18.
Force Majeure; Other Delays.

18.1
If either Party is delayed in, hindered in, or prevented from the performance of any act required under this Agreement by reason of strike, lockout, labor problems, restrictions of government, judicial orders or decrees, riots, insurrection, terrorism, war, acts of God, inclement weather, or other causes that are beyond the reasonable control of such Party, then performance of such act shall be excused until the cause is remedied. The delayed Party shall use commercially reasonable efforts to resume performance as soon as possible.

Notwithstanding the foregoing, this Section 18.1 shall not apply to or excuse any failure to make payments when due.

18.2
CRL will not be liable to VistaGen nor be deemed to have breached this Agreement for errors, delays or other consequences arising from the failure of VistaGen or any third party not under CRL’s direct control to provide documents, materials or information in a timely manner or otherwise cooperate in order for CRL to perform its obligations, and any such failure by VistaGen or any third party not under CRL’s direct control shall automatically extend any timelines affected by such failure by at least the period of the delay (and such longer period as it may take as a result of the need to suspend and then wind up again), unless VistaGen agrees in writing to pay any additional costs that would be required to meet the original timeline.

19.
Independent Contractor. CRL shall perform CRO Services as an independent contractor. Neither Party has authority to make any statement, representation, or commitment of any kind nor to take any action binding on the other Party without the other Party’s prior written consent.

20.
Use of Names. The Parties agree that they may use each other’s name as a reference for prospective clients or in literature relating to their capabilities and strategic relationships, provided that such use does not violate Section 7 above.

21.
Notification. Any notices given hereunder shall be in writing and shall be deemed to have been given on the earlier of personal receipt by an authorized representative of the Party, or receipt at the Party’s notice address. Notice may be given by the following means: registered mail/return receipt requested, overnight courier, personal delivery, or, where specified in this Agreement, by email. All notices shall be sent to a Party at its address set forth on the signature page of this Agreement, or to such other address as is given by notice to the other Party. Notices are deemed given on receipt or attempted delivery (if receipt is refused).

22.
Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be valid unless it is in writing and executed by the waiving Party. No such valid waiver shall be deemed a waiver of such right or remedy with respect to such occurrence or event on a continuing basis or in the future unless the waiver states that it is intended to apply continuously or to future events. A waiver shall not excuse use a subsequent breach of the same term, unless the waiver so states.

23.
Severability. If any provisions of this Agreement are determined to be invalid or unenforceable, those provisions shall be reformed to the extent necessary to comply with law and the Parties’ intent, or struck if necessary, and the validity and effect of the other provisions of this Agreement shall not be affected.

24.
Contract Interpretation and Dispute Resolution.

24.1
The official language of this Agreement and any interpretation of it is American English. All contract interpretations, notices and dispute resolutions shall be in English. Any attachments or amendments to this Agreement shall be in English. Translation of any of these documents shall not be construed as official or original versions of the documents.

24.2
This Agreement has been prepared following arm’s-length negotiations in which each Party had the opportunity to consult with legal counsel regarding the provisions hereof. Every covenant, term and provision of this Agreement shall be construed according to its fair meaning and not strictly for or against any Party or Parties.

24.3
This Agreement shall be governed by, construed and interpreted in accordance with the laws of the United States and the State of New York, without regards to its conflict of law principles.

24.4
Any controversy, claim or dispute arising out of, in connection with or relating to this Agreement shall be first submitted to mediation, which mediation shall take place in San Diego, Calfornia, unless another location shall be agreed upon by the Parties. If mediation is not successful, then the dispute shall be resolved solely by binding arbitration, in accordance with Exhibit A and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect as of the day the arbitration demand is made. If the AAA rules conflict with Exhibit A, Exhibit A shall prevail.

24.5
Notwithstanding Section 24.4, (a) with respect to any uncollected invoice, if CRL asks VistaGen if VistaGen disputes that payment is due and either VistaGen does not reply within one (1) month or VistaGen replies that there is no dispute, then CRL may bring a collection suit in a court resident in Durham County, North Carolina and VistaGen consents to the personal jurisdiction of such courts in such matter; and (b) if damages for a breach are not likely to be an adequate remedy, then either Party may bring an injunction proceeding before any court with jurisdiction.

25.
Survival. The representations and warranties of the Parties in Section 10 shall survive the events to which they relate and survive the expiration or earlier termination of this Agreement and the rights and obligations of the Parties set forth in Sections 3.2, 4, 5, 7 - 17, 20, 24 and 25 shall survive expiration or earlier termination of this Agreement.

26.
Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided however, that either Party may assign this Agreement without prior written consent of the other Party in connection with a merger or the sale of all or substantially all of the assigning Party’s assets or equity on the condition that such assignment shall be solely to the acquirer or purchaser of the assigning Party and such acquirer or purchaser must assume the assigning Party’s obligations under this Agreement.

27.
Freedom to Contract. Except with respect to CRO Services for which VistaGen specifically hires CRL to perform under this Agreement, (a) VistaGen is not required to use CRL for any specific work; (b) VistaGen is free to retain others to perform the same or similar CRO Services as offered by CRL; (c) CRL is not required to provide any CRO Services to VistaGen; and (d) CRL is free to provide CRO Services to other clients that are similar to CRO Services provided to VistaGen.

28.
Entire Agreement. Exhibit A to this Agreement and Work Orders are incorporated into and made a part of this Agreement. This Agreement, including the incorporated Exhibit A and Work Orders, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements, whether written or oral, relating to the subject matter hereof; provided however, that all prior confidentiality, nonuse and nondisclosure agreements shall remain in effect as to all matters not specifically covered by this Agreement. Except as otherwise authorized herein, changes, modifications, and amendments shall be valid only if made in writing and signed by both Parties. To be effective, any agreement between the Parties purporting to amend a term of this Agreement, including without limitation any Work Order, must specifically identify that term’s Section number and state the Parties’ specific intent to amend that term.

29.
Signatures. This Agreement and any amendment or Work Order issued under it may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted by email after having been scanned shall be accepted as originals for the purposes of this Agreement and any Work Orders issued hereunder.

The Parties have executed this Agreement as of the date first written above.

Cato Research Ltd.	VistaGen Therapeutics, Inc.

By: Jo Cato The signer certifies that he/she has the authority to execute this Master Services Agreementon behalf of Cato Research Ltd.	By: Shawn K. Singh The signer certifies that he/she has the authority to execute this Master Services Agreement behalf of VistaGen Therapeutics, Inc.
Name: Jo Cato	Name: Shawn J. Singh
Title: COO	Title: Chief Executive Officer

EXHIBIT A
ARBITRATION PROCEDURES

The following rules shall apply to any arbitration of the parties under Section 24:

1. Location and Language. The location of the arbitration shall be in San Mateo, California, unless the Parties should agree to a different location. The arbitration shall be conducted in American English and any findings and/or decisions shall be rendered in American English.

2. Number and Selection of Arbitrator. The arbitration shall be conducted by one arbitrator who is independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration (a “neutral arbitrator”). If the Parties cannot agree on a neutral arbitrator, then each Party shall select an arbitrator it believes to be neutral, who together shall select a third neutral arbitrator to conduct the arbitration. The arbitrator will be selected with consideration given to his or her experience with disputes of the type being submitted (e.g., the nature of the claim and the technology involved). It is the intent of the Parties that the final arbitrator be selected within thirty (30) days after the arbitration demand is first made.

3. Case Management. Prompt resolution of any dispute is important to both Parties and the Parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator is instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical to obtain a just resolution of the dispute.

4. Remedies. The arbitrator shall follow and apply the applicable law. The arbitrator shall grant such legal or equitable remedies and relief in compliance with applicable law that the arbitrator deems just and equitable, but only to the extent that such remedies or relief could be granted by a state or federal court and as otherwise limited by the terms in this Agreement. No punitive damages may be awarded by the arbitrator. The arbitrator may not award punitive damages and no court action may be maintained seeking punitive damages.

5. Expenses. The expenses of the arbitration, including the arbitrator’s fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing Party, in the discretion of the arbitrator, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one Party is to pay for all (or a share) of such expenses, both Parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

6. Confidentiality. The Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Notwithstanding the foregoing, (a) the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected; (b) if a Party has stock that is publicly traded, the Party may make such disclosures as are required by applicable securities laws or listing rules; and (c) if a Party is expressly asked by a Third Party about the dispute or the arbitration, the Party may disclose and acknowledge in general and limited terms that there is a dispute with the other Party which is being (or has been) arbitrated.

A-1